Exhibit 3.1
FIRST AMENDMENT TO THE AMENDED AND
RESTATED BY-LAWS OF VIRCO MANUFACTURING CORPORATION
     This FIRST AMENDMENT (this “Amendment”) to the Amended and Restated By-Laws (the “By-laws”) of Virco Mfg. Corporation (the “Corporation”), as originally duly adopted by the Board of Directors (the “Board of Directors”) of the Corporation as of September 10, 2001 is hereby adopted by the Board of Directors and made effective as of October 25, 2007.
RECITALS
     A. Article IX of the Bylaws provides that, subject to certain limitations, the Board of Directors shall have the power to, among other things, amend and repeal the Bylaws.
     B. The Board of Directors deems it necessary and advisable and in the best interest of the Corporation to amend the Bylaws in certain respects as set forth below.
     NOW, THEREFORE, BE IT RESOLVED, that Board of Directors hereby amends the Bylaws as follows:
AMENDMENT
     1. ARTICLE V, SECTION 5.01
     Article V, Section 5.01 of the Bylaws relating to certificates of stock of the Corporation shall be deleted and the following shall be substituted therefor:
     “Certificates of Stock. The shares of stock of the Corporation shall be represented by certificates, uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. To the extent that shares are represented by certificates, such certificates whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the President or a Vice-President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all such signatures may be by facsimile.
     2. EFFECT OF AMENDMENT.
     Except as expressly modified and amended by this Amendment, the Bylaws shall remain unmodified and in full force and effect.

CERTIFICATE OF SECRETARY
     The undersigned, being the duly elected Secretary of Virco Manufacturing Corporation, a Delaware corporation, hereby certifies that the First Amendment to the Amended and Restated Bylaws to which this Certificate is attached was duly adopted by the Board of Directors of the corporation as of the 25 day of October, 2007.

/s/ Robert E. Dose
Robert E. Dose, Secretary